Exhibit 10.3

ADDITIONAL TERMS AND CONDITIONS OF THE RSUS
IN THE UNITED KINGDOM

Termination of Service
The Participant has no right to compensation or damages on account of any loss in respect of Awards under the Plan where the loss arises or is claimed to arise in whole or part from: (a) the termination of the Participant’s office or employment; or (b) notice to terminate the Participant’s office or employment. This exclusion of liability shall apply regardless of how termination of office or employment, or the giving of notice, is caused, and regardless of how compensation or damages are claimed. For the purpose of the Plan, the implied duty of trust and confidence is expressly excluded.

Tax Acknowledgment
This provision supplements Section 12.11 of the Plan and Section 12 of the Terms and Conditions:

The Participant agrees that if the Participant does not pay, or the Participant’s employer or the Company does not withhold from the Participant, the full amount of Tax-Related Items that the Participant will owe at vesting of the Awards, or the release or assignment of the Awards for consideration, or the receipt of any other benefit in connection with the Awards (the “Taxable Event”) within 90 days after the end of the UK tax year in which the Taxable Event occurs, or such other period specified in Section 222(1)(c) of the UK Income Tax (Earnings and Pensions) Act 2003 (“Due Date”), then the amount that should have been withheld shall constitute a loan owed by the Participant to the Employer, effective on the Due Date. The Participant agrees that the loan will bear interest at Her Majesty’s Revenue & Customs’ (“HMRC”) official rate and will be immediately due and repayable by the Participant, and the Company and/or the Participant’s employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to the Participant by the Participant’s employer, by withholding in Shares issued upon vesting of the Units or from the cash proceeds from the sale of Shares or by demanding cash or a cheque from the Participant. The Participant also authorizes the Company to delay the issuance of any Shares unless and until the loan is repaid in full.

Notwithstanding the foregoing, if the Participant is an officer or executive director (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that the Participant is an officer or executive director, as defined above, and Tax-Related Items are not collected from or paid by the Participant by the Due Date, the amount of any uncollected Tax-Related Items may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable. The Participant acknowledges that the Company or the Participant’s employer may recover any such additional income tax and national insurance contributions at any time thereafter by any of the means referred to in Section 12.11 of the Plan and Section 12 of the Terms and Conditions.

Joint Election
Tax-related items referenced in Section 12.11 of the Plan and Section 12 of the Terms and Conditions (“Tax-Related Items”) shall include Primary and, to the extent legally possible, Secondary Class 1 National Insurance Contributions.

As a term of receiving the grant of RSUs, the Participant agrees to accept any liability for all secondary Class 1 NICs which may be payable by the Company and/or the Company’s Affiliate employing or retaining the Participant in connection with the RSUs and any event giving rise to Tax-Related Items (the “Employer’s NICs”). Without limitation to the foregoing, the Participant agrees to enter into a joint election with the Company (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and to execute any other consents or elections required to accomplish the transfer of the entirety of Employer’s NICs to the employee. The Participant further agrees to execute such other joint elections as may be required between the Participant and any successor to the Company and/or the Company’s Affiliate employing or retaining the Participant. The Participant further agrees that the Company and/or the Company’s Affiliate employing or retaining the Participant may collect the Employer’s NICs from him or her by any of the means set forth in this Addendum A or in Section 12.11 of the Plan and Section 12 of the Terms and Conditions.

If the Participant does not enter into a Joint Election, if approval of the Joint Election has been withdrawn by HMRC or if such Joint Election is jointly revoked by the Participant and the Company’s Affiliate employing or retaining the Participant, as applicable, the Company, in its sole discretion and without any liability to the Company or the Company’s Affiliate employing or retaining the Participant, may choose not to issue or deliver any Shares to the employee upon vesting of the RSUs.

For the avoidance of doubt, this requirement will apply to all the Participants that work in the UK during any period from grant through the Vesting Date regardless of whether the Participant was in the UK at the time of grant.
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